Exhibit 4.2
FIRST AMENDMENT TO CREDIT AGREEMENT
     This First Amendment to Credit Agreement (this “Amendment”) is made as of this 30th day of March, 2007 by and among Developers Diversified Realty Corporation, a corporation organized under the laws of the State of Ohio (the “Borrower”), Bank of America, N.A., not individually, but as “Administrative Agent”, and the several banks, financial institutions and other entities from time to time parties to this Agreement (the “Lenders”).
RECITALS
     A. Borrower, Administrative Agent, and the Lenders are parties to a Credit Agreement dated as of February 26, 2007 (the “Credit Agreement”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings described as such terms in the Credit Agreement.
     B. Borrower has requested changes to certain terms in the Credit Agreement as set forth herein and the Lenders have agreed to such changes.
     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AMENDMENTS
     1. The foregoing recitals to this Amendment are incorporated into and made part of this Amendment.
     2. The definition of “Investment” in Article I of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person. For the avoidance of doubt, an Investment shall not include any security of any Person that is convertible into, exchangeable for or exercisable into or an option to purchase equity securities of Borrower.
     3. The definition of “Restricted Payment” is hereby deleted from Article I of the Credit Agreement.
     4. Section 6.11 of the Credit Agreement (Restricted Payments) is hereby deleted in its entirety.
     5. Borrower hereby represents and warrants that:
(a)	no Default or Unmatured Default exists under the Loan Documents;

(b)	the Loan Documents are in full force and effect and Borrower has no defenses or offsets to, or claims or counterclaims relating to, its obligations under the Loan Documents;

(c)	there has been no material adverse change in the financial condition of Borrower as shown in its September 30, 2006 financial statements;

(d)	Borrower has full corporate power and authority to execute this Amendment and no consents are required for such execution other than any consents which have already been obtained; and

(e)	all representations and warranties contained in Article 5 of the Credit Agreement are true and correct as of the date hereof and all references therein to “the date of this Agreement” shall refer to “the date of this Amendment.”
     6. Except as specifically modified hereby, the Credit Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed. All references in the Loan Documents to the “Credit Agreement” henceforth shall be deemed to refer to the Credit Agreement as amended by this Amendment.
     7. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.
     8. This Amendment shall become effective when it has been executed by Borrower, Administrative Agent, and the Required Lenders.

     IN WITNESS WHEREOF, the Borrower, the Required Lenders and the Administrative Agent have executed this Amendment as of the date first above written.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:	/s/ Joan U. Allgood

Print Name: Joan U. Allgood
Title: Executive Vice President

3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-5775
Facsimile: 216/755-1775
Attention: Chief Financial Officer

with a copy to:

3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-5650
Facsimile: 216/755-1560
Attention: General Counsel

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BANK OF AMERICA, N.A.,
Individually and as Administrative Agent

By:	/s/ Michael W. Edwards

Print Name: Michael W. Edwards
Title: Senior Vice President

231 South LaSalle Street
Chicago, IL 60604
Phone: 312/828-5215
Facsimile: 312/974-4970
Attention: Michael W. Edwards

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